Exhibit 99.1

August 1, 2022	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123
ONE Gas Announces Second Quarter 2022 Financial Results;
Reaffirms 2022 Financial Guidance

TULSA, Okla. - Aug. 1, 2022 - ONE Gas, Inc. (NYSE: OGS) today announced its second quarter 2022 financial results and reaffirmed its 2022 financial guidance.

SECOND QUARTER 2022 FINANCIAL RESULTS & HIGHLIGHTS

•Second quarter 2022 net income was $32.1 million, or $0.59 per diluted share, compared with $30.1 million, or $0.56 per diluted share, in the second quarter 2021;
•Year to date 2022 net income was $131.0 million, or $2.42 per diluted share, compared with $125.7 million, or $2.35 per diluted share, in the same period last year;
•Actual heating degree days across the Company's service areas were 635 in the second quarter 2022, 6% warmer than normal and 15% warmer compared with the same period last year;
•The Company executed forward sale agreements for 591,736 shares of common stock under its at-the-market equity program; had shares been settled as of June 30, 2022, it would have generated net proceeds of approximately $48.3 million; and
•A quarterly dividend of $0.62 per share, or $2.48 per share on an annualized basis, was declared on July 18, 2022, payable on Sept. 1, 2022, to shareholders of record at the close of business on Aug. 15, 2022.

"Customer growth and continued economic development activity across our service area contributed to our second quarter financial results. Our capital program remains on track for the year, including system expansions to meet growing customer demand and planned system integrity investments,” said Robert S. McAnnally, president and chief executive officer. "We also released our 2022 ESG report which includes new disclosures, updates on our programs to support customers and employees and our progress toward a cleaner energy future."

SECOND QUARTER 2022 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $58.6 million in the second quarter 2022, compared with $51.1 million in the second quarter 2021, which primarily reflects:
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ONE Gas Announces Second Quarter 2022 Financial Results;
Reaffirms 2022 Financial Guidance
August 1, 2022

•an increase of $14.4 million from new rates; and
•an increase of $1.5 million in residential sales due to net customer growth in Oklahoma and Texas.

These increases were offset partially by:

•an increase of $5.8 million in outside service costs; and
•an increase of $0.7 million in employee-related costs, which reflects $3.3 million of higher labor and employee benefit costs, offset partially by a $2.7 million decrease in expenses associated with the change in our nonqualified employee benefit plan liabilities.

For the second quarter 2022, other expense, net, increased $4.4 million compared with the same period last year, due primarily to a $6.5 million decrease in the market value of investments associated with nonqualified employee benefit plans, offset partially by a decrease of $2.4 million in net periodic benefit cost other than service cost.

Income tax expense includes a credit for amortization of the regulatory liability associated with excess accumulated deferred income taxes (EDIT) of $3.0 million and $2.6 million for the three-month periods ended June 30, 2022, and 2021, respectively.

Capital expenditures and asset removal costs were $149.1 million for the second quarter 2022 compared with $129.4 million in the same period last year. The increase was due primarily to expenditures for system integrity and extension of service to new areas.

YEAR TO DATE 2022 FINANCIAL PERFORMANCE

Operating income for the six-month 2022 period was $199.3 million, compared with $181.4 million in 2021, which primarily reflects:

•an increase of $29.5 million from new rates;
•an increase of $4.1 million in residential sales due to net customer growth in Oklahoma and Texas;
•a decrease of $3.0 million in bad debt expense; and
•an increase of $1.2 million in late payment, reconnect and collection fees.

These increases were offset partially by:

•an increase of $9.5 million in outside service costs;
•an increase of $9.1 million in depreciation expense due to additional capital expenditures being placed in service; and
•an increase of $2.9 million in employee-related costs, which reflects $5.4 million of higher labor and employee benefit costs, offset partially by a $2.5 million decrease in expenses associated with the change in our nonqualified employee benefit plan liabilities.
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ONE Gas Announces Second Quarter 2022 Financial Results;
Reaffirms 2022 Financial Guidance
August 1, 2022

For the six-month 2022 period, other expense, net, increased $8.2 million compared with the same period last year, due primarily to a $10.0 million decrease in the market value of investments associated with nonqualified employee benefit plans, offset partially by a decrease of $2.6 million in net periodic benefit cost other than service cost.

Income tax expense includes a credit for amortization of the regulatory liability associated with EDIT of $10.9 million and $10.7 million for the six-month periods ended June 30, 2022, and 2021, respectively.

Capital expenditures and asset removal costs were $272.0 million for the six-month 2022 period compared with $238.4 million in the same period last year. The increase was due primarily to expenditures for system integrity and extension of service to new areas.

REGULATORY ACTIVITIES UPDATE

Securitization

The Company continues to make progress in its efforts to utilize securitization as a means to finance extraordinary costs associated with the February 2021 Winter Storm Uri. The following updates reflect the most recent securitization activity in Oklahoma, Kansas and Texas.

The Oklahoma Development Finance Authority (ODFA) received a hearing before the Oklahoma Supreme Court and on May 24, 2022, the court validated the proposed bond issuance. On July 15, 2022, the ODFA began the marketing process for the bonds which are expected to be issued and proceeds received in the third quarter of 2022. At June 30, 2022, Oklahoma Natural Gas has deferred approximately $1.3 billion in extraordinary costs attributable to Winter Storm Uri.

On July 14, 2022, Kansas Gas Service, the Kansas Corporation Commission (KCC) Staff and the Citizens' Utility Ratepayer Board reached a settlement agreement for the issuance of a financing order allowing securitized utility tariff bonds to be issued in the amount of approximately $328 million plus issuance fees. The agreement provides for the issuance of bonds with a scheduled final maturity of between 7 and 10 years. The final amount to be securitized will be provided in the final Issuance Advice Letter. The KCC has until Sept. 27, 2022, to review the application and issue a financing order if it deems the issuance of securitized bonds to be appropriate. If the KCC approves the financing order, the Company can begin the process to issue the securitized bonds.

The Texas Public Finance Authority has begun the process to issue securitized bonds, which are expected to be issued in the fourth quarter of 2022. At June 30, 2022, Texas Gas Service has deferred approximately $246.7 million in extraordinary costs associated with Winter Storm Uri, including $48.5 million attributable to the West Texas service area which is being recovered through a separate surcharge over a three-year period that started in January 2022.

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ONE Gas Announces Second Quarter 2022 Financial Results;
Reaffirms 2022 Financial Guidance
August 1, 2022

Other Regulatory Updates

In March 2022, Oklahoma Natural Gas filed its first annual Performance-Based Rate Change (PBRC) application following the general rate case that was approved in November 2021. The filing is for a calendar 2021 test year and includes a requested base rate increase of $19.7 million, an energy efficiency program incentive of $2.3 million and an estimated $9.1 million credit associated with EDIT. On May 27, 2022, the Public Utility Division (PUD) of the Oklahoma Corporation Commission (OCC) filed responsive testimony supporting an increase of $19.6 million. On May 31, 2022, the Office of the Attorney General filed a statement supporting PUD's position. Pursuant to its tariff, Oklahoma Natural Gas placed new rates into effect on July 13, 2022, reflecting a base rate revenue increase of $19.6 million. These rates are subject to refund until approved by the OCC. A hearing is expected to be scheduled in September 2022.

In February 2022, Texas Gas Service made Gas Reliability Infrastructure Program (GRIP) filings for all customers in the Central-Gulf Service Area, requesting a $9.1 million increase to be effective in June 2022. All municipalities, and the Railroad Commission of Texas (RRC), approved the new rates or allowed them to take effect with no action.

In March 2022, Texas Gas Service made GRIP filings for all customers in the West Texas service area, requesting a $5.0 million increase to be effective in July 2022. On June 23, 2022, the city of El Paso denied the requested increase and assessed fees associated with its review of the filing. Texas Gas Service appealed the city's action to the RRC. All other municipalities, and the RRC, approved the new rates or allowed them to take effect with no action. Texas Gas Service implemented the new rates in July 2022, pending the outcome of the appeal.

In April 2022, Texas Gas Service made its annual Cost-of-Service Adjustment filings for the incorporated area of the Rio Grande Valley service area. In July 2022, the municipalities approved an increase of $2.5 million, and new rates will become effective in August 2022.

In June 2022, Texas Gas Service filed a rate case seeking to consolidate its West Texas, North Texas and Borger/Skellytown service areas into a single West-North service area and requesting a rate increase of $13.0 million. If approved, new rates are expected to take effect in early 2023.

2022 FINANCIAL GUIDANCE

ONE Gas reaffirmed its financial guidance issued on Jan. 18, 2022, with 2022 net income and earnings per share expected to be in the range of $215 million to $227 million, and $3.96 to $4.20 per diluted share. Capital expenditures, including asset removal costs, are expected to be approximately $650 million for 2022.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Tuesday, Aug. 2, 2022, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.
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ONE Gas Announces Second Quarter 2022 Financial Results;
Reaffirms 2022 Financial Guidance
August 1, 2022

To participate in the telephone conference call, dial 888-394-8218, passcode 2645252, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, passcode 2645252.
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ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•our ability to recover costs (including operating costs and increased commodity costs related to Winter Storm Uri in February 2021), income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates or other recovery mechanisms;
•cyber-attacks, which, according to experts, have increased in volume and sophistication since the beginning of the COVID-19 pandemic, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee or Company information; further, increased remote working arrangements as a result of the pandemic have required enhancements and modifications to our IT infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;
•our ability to manage our operations and maintenance costs;
•the concentration of our operations in Kansas, Oklahoma, and Texas;
•changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;
•the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;
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ONE Gas Announces Second Quarter 2022 Financial Results;
Reaffirms 2022 Financial Guidance
August 1, 2022

•the length and severity of a pandemic or other health crisis, such as the outbreak of COVID-19, including the impact to our operations, customers, contractors, vendors and employees, the effectiveness of vaccine campaigns (including the COVID-19 vaccine campaign) on our workforce and customers and the effect of other measures or mandates that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address the pandemic or other health crisis, which could (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;
•competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;
•adverse weather conditions and variations in weather, including seasonal effects on demand and/or supply, the occurrence of severe storms in the territories in which we operate, and climate change, and the related effects on supply, demand, and costs;
•indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;
•our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;
•our ability to complete necessary or desirable expansion or infrastructure development projects, which may delay or prevent us from serving our customers or expanding our business;
•operational and mechanical hazards or interruptions;
•adverse labor relations;
•the effectiveness of our strategies to reduce earnings lag, revenue protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility, counterparty performance or creditworthiness and interest rate risk;
•the capital-intensive nature of our business, and the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets and other sources of liquidity;
•our ability to obtain capital on commercially reasonable terms, or on terms acceptable to us, or at all;
•limitations on our operating flexibility, earnings and cash flows due to restrictions in our financing arrangements;
•cross-default provisions in our borrowing arrangements, which may lead to our inability to satisfy all of our outstanding obligations in the event of a default on our part;
•changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions to execute our business strategy;
•actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;
•changes in inflation and interest rates;
•our ability to recover the costs of natural gas purchased for our customers, including those related to Winter Storm Uri and any related financing required to support our purchase of natural gas supply, including the securitized financings currently contemplated in each of our jurisdictions;
•impact of potential impairment charges;
•volatility and changes in markets for natural gas and our ability to secure additional and sufficient liquidity on reasonable commercial terms to cover costs associated with such volatility;
•possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;
•payment and performance by counterparties and customers as contracted and when due, including our counterparties maintaining ordinary course terms of supply and payments;
•changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject, including those that may require significant expenditures, significant increases in operating costs or, in the case of noncompliance, substantial fines or penalties;
•the effectiveness of our risk-management policies and procedures, and employees violating our risk-management policies;
•the uncertainty of estimates, including accruals and costs of environmental remediation;
•advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;
•population growth rates and changes in the demographic patterns of the markets we serve, and economic conditions in these areas’ housing markets;
•acts of nature and the potential effects of threatened or actual terrorism and war, including recent events in Europe;
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ONE Gas Announces Second Quarter 2022 Financial Results;
Reaffirms 2022 Financial Guidance
August 1, 2022

•the sufficiency of insurance coverage to cover losses;
•the effects of our strategies to reduce tax payments;
•the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries and the requirements of our regulators as a result of the Tax Cuts and Jobs Act of 2017;
•changes in accounting standards;
•changes in corporate governance standards;
•existence of material weaknesses in our internal controls;
•our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;
•our ability to attract and retain talented employees, management and directors, or a shortage of skilled labor;
•unexpected increases in the costs of providing health care benefits, along with pension and postemployment health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans; and
•our ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Second Quarter 2022 Financial Results;
Reaffirms 2022 Financial Guidance
August 1, 2022

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2022	2021	2022	2021
	(Thousands of dollars, except per share amounts)

Total revenues	$428,975	$315,646	$1,400,434	$940,939

Cost of natural gas	188,251	93,701	828,197	407,770

Operating expenses
Operations and maintenance	110,579	103,534	225,674	214,420
Depreciation and amortization	55,043	50,872	112,180	103,138
General taxes	16,533	16,437	35,057	34,164
Total operating expenses	182,155	170,843	372,911	351,722
Operating income	58,569	51,102	199,326	181,447
Other income (expense), net	(3,983)	451	(8,128)	46
Interest expense, net	(16,320)	(14,996)	(31,915)	(30,436)
Income before income taxes	38,266	36,557	159,283	151,057
Income taxes	(6,191)	(6,464)	(28,274)	(25,389)
Net income	$32,075	$30,093	$131,009	$125,668

Earnings per share
Basic	$0.59	$0.56	$2.42	$2.35
Diluted	$0.59	$0.56	$2.42	$2.35

Average shares (thousands)
Basic	54,262	53,466	54,092	53,419
Diluted	54,335	53,548	54,183	53,531
Dividends declared per share of stock	$0.62	$0.58	$1.24	$1.16

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ONE Gas Announces Second Quarter 2022 Financial Results;
Reaffirms 2022 Financial Guidance
August 1, 2022

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Unaudited)	2022	2021
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$7,494,631	$7,274,268
Accumulated depreciation and amortization	2,137,601	2,083,433
Net property, plant and equipment	5,357,030	5,190,835
Current assets
Cash and cash equivalents	7,385	8,852
Accounts receivable, net	242,671	341,756
Materials and supplies	62,819	54,892
Natural gas in storage	198,306	179,646
Regulatory assets	1,609,763	1,611,676
Other current assets	27,929	27,742
Total current assets	2,148,873	2,224,564
Goodwill and other assets
Regulatory assets	637,021	724,862
Goodwill	157,953	157,953
Other assets	110,535	103,906
Total goodwill and other assets	905,509	986,721
Total assets	$8,411,412	$8,402,120

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ONE Gas Announces Second Quarter 2022 Financial Results;
Reaffirms 2022 Financial Guidance
August 1, 2022

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	June 30,	December 31,
(Unaudited)	2022	2021
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 54,137,217 shares at June 30, 2022; issued and outstanding 53,633,210 shares at December 31, 2021	$541	$536
Paid-in capital	1,830,678	1,790,362
Retained earnings	628,805	565,161
Accumulated other comprehensive loss	(6,428)	(6,527)
Total equity	2,453,596	2,349,532
Long-term debt, excluding current maturities and net of issuance costs of $12,038 and $12,418, respectively	2,283,865	3,683,378
Total equity and long-term debt	4,737,461	6,032,910
Current liabilities
Current maturities of long-term debt	1,400,011	11
Short-term debt	490,100	494,000
Accounts payable	186,425	258,554
Accrued taxes other than income	58,183	67,035
Regulatory liabilities	33,755	8,090
Customer deposits	60,277	62,454
Other current liabilities	99,534	90,349
Total current liabilities	2,328,285	980,493
Deferred credits and other liabilities
Deferred income taxes	690,751	695,284
Regulatory liabilities	538,717	552,928
Employee benefit obligations	25,131	35,226
Other deferred credits	91,067	105,279
Total deferred credits and other liabilities	1,345,666	1,388,717
Commitments and contingencies
Total liabilities and equity	$8,411,412	$8,402,120

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ONE Gas Announces Second Quarter 2022 Financial Results;
Reaffirms 2022 Financial Guidance
August 1, 2022

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended
	June 30,
(Unaudited)	2022	2021
	(Thousands of dollars)
Operating activities
Net income	$131,009	$125,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	112,180	103,138
Deferred income taxes	(18,780)	24,954
Share-based compensation expense	5,699	5,679
Provision for doubtful accounts	2,511	5,496
Changes in assets and liabilities:
Accounts receivable	100,955	126,842
Materials and supplies	(7,927)	691
Natural gas in storage	(18,660)	8,198
Asset removal costs	(20,919)	(21,375)
Accounts payable	(92,887)	13,519
Accrued taxes other than income	(8,852)	(7,710)
Customer deposits	(2,177)	(11,263)
Regulatory assets and liabilities - current	43,697	13,579
Regulatory assets and liabilities - noncurrent	56,135	(1,931,332)
Other assets and liabilities - current	8,234	(14,300)
Other assets and liabilities - noncurrent	(3,541)	(19,132)
Cash provided by (used in) operating activities	286,677	(1,577,348)
Investing activities
Capital expenditures	(251,060)	(217,039)
Other investing expenditures	(1,332)	(2,821)
Other investing receipts	891	716
Cash used in investing activities	(251,501)	(219,144)
Financing activities
Borrowings (repayments) on short-term debt, net	(3,900)	(418,225)
Issuance of debt, net of discounts	—	2,498,895
Long-term debt financing costs	—	(35,110)
Issuance of common stock	37,104	18,122
Dividends paid	(66,821)	(61,785)
Tax withholdings related to net share settlements of stock compensation	(3,026)	(4,328)
Cash provided by (used in) financing activities	(36,643)	1,997,569
Change in cash and cash equivalents	(1,467)	201,077
Cash and cash equivalents at beginning of period	8,852	7,993
Cash and cash equivalents at end of period	$7,385	$209,070

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ONE Gas Announces Second Quarter 2022 Financial Results;
Reaffirms 2022 Financial Guidance
August 1, 2022

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2022	2021	2022	2021
	(Millions of dollars)
Natural gas sales	$393.2	$282.6	$1,320.2	$865.4
Transportation revenues	$28.0	$26.3	$64.8	$62.5
Other revenues	$7.8	$6.7	$15.4	$13.0
Total revenues	$429.0	$315.6	$1,400.4	$940.9
Cost of natural gas	$188.3	$93.7	$828.2	$407.8
Operating costs	$127.1	$120.0	$260.7	$248.6
Depreciation and amortization	$55.0	$50.8	$112.2	$103.1
Operating income	$58.6	$51.1	$199.3	$181.4
Net income	$32.1	$30.1	$131.0	$125.7
Capital expenditures and asset removal costs	$149.1	$129.4	$272.0	$238.4

Volumes (Bcf)
Natural gas sales
Residential	13.8	14.8	74.4	77.8
Commercial and industrial	6.2	5.6	25.6	24.1
Other	0.6	0.4	1.7	1.5
Total sales volumes delivered	20.5	20.8	101.7	103.4
Transportation	53.4	52.5	120.5	116.8
Total volumes delivered	73.9	73.3	222.1	220.2

Average number of customers (in thousands)
Residential	2,084	2,070	2,085	2,069
Commercial and industrial	163	161	164	162
Other	3	3	3	3
Transportation	12	12	12	12
Total customers	2,262	2,246	2,264	2,246

Heating Degree Days
Actual degree days	635	751	6,334	6,351
Normal degree days	672	635	5,924	5,871
Percent colder (warmer) than normal weather	(6)%	18%	7%	8%

Statistics by State
Oklahoma
Average number of customers (in thousands)	915	907	916	908
Actual degree days	219	274	2,204	2,319
Normal degree days	228	191	2,020	1,966
Percent colder (warmer) than normal weather	(4)%	43%	9%	18%

Kansas
Average number of customers (in thousands)	650	649	652	650
Actual degree days	399	415	2,931	2,905
Normal degree days	394	394	2,855	2,855
Percent colder (warmer) than normal weather	1%	5%	3%	2%

Texas
Average number of customers (in thousands)	697	690	696	688
Actual degree days	17	62	1,199	1,127
Normal degree days	50	50	1,049	1,050
Percent colder (warmer) than normal weather	(66)%	24%	14%	7%

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